     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                    Filed Pursuant to Rule 424b5
                                       Registration Statement Numbers: 333-68937
                                                                    333-68937-02
PROSPECTUS SUPPLEMENT (Subject to Completion) Issued October 2, 2000
(To Prospectus dated May 7, 1999)

                                  $350,000,000

                               [CMS ENERGY LOGO]

                               % SENIOR NOTES DUE 2007

                            ------------------------

                  Interest payable on April 15 and October 15

                            ------------------------

WE MAY REDEEM THE NOTES AT ANY TIME. THE REDEMPTION PRICE FOR THE NOTES WILL BE 100% OF THEIR PRINCIPAL AMOUNT, PLUS ANY APPLICABLE PREMIUM AND ANY ACCRUED INTEREST. SEE "DESCRIPTION OF THE NOTES--OPTIONAL REDEMPTION."

                            ------------------------

THE NOTES WILL RANK EQUALLY WITH THE OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF CMS ENERGY CORPORATION.

FOR A MORE DETAILED DESCRIPTION OF THE NOTES, SEE "DESCRIPTION OF THE NOTES" BEGINNING ON PAGE S-27.

                            ------------------------

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                     PRICE   % AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                             UNDERWRITING
                                                 PRICE TO    DISCOUNTS AND    PROCEEDS
                                                  PUBLIC      COMMISSIONS    TO COMPANY
                                               ------------  -------------  ------------
Per Note.....................................       %              %             %
Total........................................  $             $              $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co.
Incorporated expect to deliver the Notes to purchasers on or about October   ,
2000.

                            ------------------------

                          Joint Book-Running Managers

DONALDSON, LUFKIN & JENRETTE                          MORGAN STANLEY DEAN WITTER

                            ------------------------

BARCLAYS CAPITAL
                             CHASE SECURITIES INC.
                                                    CIBC WORLD MARKETS

          , 2000

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT              PAGE
---------------------              ----
Summary.........................    S-3
Risk Factors....................   S-11
Forward-Looking Information.....   S-15
Use of Proceeds.................   S-18
Ratio of Earnings to Fixed
  Charges.......................   S-18
Capitalization..................   S-19
The Company.....................   S-21
Description of the Notes........   S-27
Underwriters....................   S-45
Legal Matters...................   S-46
Experts.........................   S-46
Unaudited Pro Forma Financial
  Information...................    F-1

PROSPECTUS                         PAGE
----------                         ----
Available Information...........     2
Incorporation of Certain
  Documents by Reference........     3
CMS Energy Corporation..........     4
CMS Energy Trusts...............     6
Use of Proceeds.................     8
Ratio of Earnings to Fixed
  Charges and Ratio of Earnings
  to Fixed Charges and Preferred
  Stock Dividends...............     8
Description of Securities.......     9
Effect of Obligations Under the
  Debt Securities and the
  Guarantees....................    24
Legal Opinions..................    29
Experts.........................    29
Plan of Distribution............    29

                           -------------------------

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the Notes.

                           FORWARD-LOOKING STATEMENTS

The prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors, but not necessarily all important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, our subsidiaries, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "project," and "anticipate" or similar expressions identify forward-looking statements.

                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this document in their entirety before making an investment decision. The terms "CMS," "CMS Energy," "Company," "Our" and "We" as used in this prospectus supplement and the accompanying prospectus refer to CMS Energy Corporation and its subsidiaries.

     In this document, "Bcf" means billion cubic feet, "GWh" means gigawatt-hour, "KWh" means kilowatt-hour, "MBbls" means thousand barrels, "Mcf" means thousand cubic feet, "MMBoe" means million barrels of oil equivalent, "MMBbls" means million barrels, "MMcf" means million cubic feet, "MW" means megawatts, and "Tbtu" means trillion british thermal units.

                             CMS ENERGY CORPORATION

     CMS Energy is a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers is a public utility that provides natural gas or electricity to almost six million of the approximately 9.5 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in a wide range of diversified energy businesses in the United States and in approximately 20 countries on five continents.

     Our assets and services are broad and include electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; oil and gas exploration and production; international energy distribution; and marketing, services and trading. In 1999,

      -- Consumers' electric utility owned and operated 31 electric generating plants with an aggregate of 6,252 MW of capacity and served 1.7 million customers in Michigan's lower peninsula;

      -- Consumers' gas utility owned and operated over 25,000 miles of transmission and distribution lines throughout the lower peninsula of Michigan, providing natural gas to 1.6 million customers;

      -- CMS Generation had ownership interests in approximately 41 independent power plants with 8,110 MW gross and 3,713 MW net capacity. The plants are located primarily in the U.S., Argentina, Australia, Chile, India, Morocco and Thailand;

      -- CMS Gas Transmission owned and operated over 21,300 miles of pipelines with a daily capacity of approximately 10.0 Bcf per day. The pipelines are located in the U.S., Argentina, Australia, Chile and Tunisia. It also owns extensive gathering systems and processing facilities;

      -- CMS Oil and Gas had proved reserves of 248 MMBoe and exploration and production activities in the U.S., Venezuela, Colombia, the Republic of Congo, Cameroon, Equatorial Guinea and Tunisia;

      -- CMS Electric and Gas, our international energy distribution subsidiary, owned energy distribution interests in Venezuela, Argentina and Brazil, serving approximately 464,000 customers and recording sales of approximately 3,000 GWh;

      -- CMS Marketing, Services and Trading marketed 470 Bcf of gas, 3,709 GWh of electricity, 23 MMBbls of crude oil and 6.5 MMBbls of natural gas liquids; and

      -- Our various subsidiaries currently have ownership interests in projects under construction or in advanced stages of development, including approximately 2,700 MW of electric generation, 2.5 Bcf per day of pipeline throughput, 2 MMBbls of storage capacity, a 2,500 metric tons per day methanol production facility, and conversion of a natural gas pipeline to an 800 mile liquids product pipeline.

     In 1999, we had consolidated operating revenue of $6.1 billion, earnings before interest, taxes, depreciation and amortization ("EBITDA") of $1.517 billion and net income of $277 million. For the six months ended June 30, 2000, we had consolidated operating revenue of $3.4 billion, EBITDA of $879 million and net income of $161 million.

     We were incorporated in Michigan in 1987 and our world wide web address is http://www.cmsenergy.com. Our web site is not part of this prospectus supplement. Our telephone number is (313) 436-9200.

                               BUSINESS STRATEGY

     Our objective is to be a leading diversified energy company developing energy facilities and marketing energy and related services in the United States and selected world growth markets. The key elements of our strategy to achieve this objective are as follows:

     USE OUR NATURAL GAS PIPELINE BUSINESS FOR GROWTH OPPORTUNITIES ACROSS OUR OTHER BUSINESSES

     Our March 1999 acquisition of Panhandle Eastern Pipe Line Company, Panhandle Storage Company, Trunkline LNG Company and their subsidiaries (collectively, the "Panhandle Companies" or "Panhandle") significantly enhanced our domestic natural gas pipeline business. We intend to use Panhandle as a platform for growth in the United States and derive added value through expansion opportunities for multiple CMS businesses. Our growth strategy around Panhandle includes enhancing the opportunities for other CMS businesses involved in electric power generation and distribution, mid-stream activities (gathering and processing), and exploration and production. By providing additional transportation, storage and other asset-based value-added services to customers such as new gas fueled power plants, local distribution companies, industrials and end-users, marketers and others, we expect to expand our natural gas pipeline business. We also plan to convert certain Panhandle facilities to permit the throughput of liquid products.

     EFFECTIVELY IMPLEMENT THE MICHIGAN ELECTRIC RESTRUCTURING LEGISLATION

     Our Consumers subsidiary is a leading generator and distributor of electricity and distributor of natural gas in the lower peninsula of Michigan. After several years of discussion and uncertainty in the Michigan electric utility industry, in June 2000 the Michigan legislature enacted electric utility restructuring legislation. The legislation requires an immediate 5% rate reduction for residential customers that will reduce our annual revenues. However, the legislation will allow Consumers to offset the earnings impact of the 5% rate reduction after an order approving securitization is received from the Michigan Public Service Commission ("MPSC"). Ultimately, sale of securitization bonds will be required for the full rate reduction offset to continue over the term of the bonds. The new legislation also provides for rate freezes and rate caps as more fully discussed below under "Risk Factors--Risks Relating to CMS Energy--New electric restructuring and proposed gas restructuring legislation could adversely affect our business." In response, Consumers must develop cost-effective solutions to manage the challenges of the new legislation. For example, we intend to further intensify our efforts to manage costs including the management of fuel costs and purchased power costs in light of the rate freezes and rate caps.

     Without regard to the electric utility restructuring legislation, Consumers expects average annual growth of approximately 2.5% per year in electric system deliveries for the years 2000 to 2005 based on a steadily growing customer base. Also, Consumers currently anticipates gas deliveries, including gas customer choice deliveries (excluding transportation to a natural gas-fueled, combined-cycle cogeneration facility operated by the Midland Cogeneration Venture, Partnership Limited (the "MCV Facility") and off-system deliveries), to grow at an average annual rate of between 1% and 2% over the next five years based primarily on a steadily growing customer base.

     EXPAND THE RANGE OF ENERGY-RELATED SERVICES

     In addition to the delivery of electricity and natural gas, we offer a variety of energy-related services to electric and gas customers. These services focus upon appliance maintenance, home safety, commodity choice and assistance to customers purchasing heating, ventilation and air conditioning equipment. We will continue to look for additional growth opportunities in energy-related services for Consumers' customers.

     EXPAND PRESENCE IN SELECT HIGH GROWTH INTERNATIONAL MARKETS THROUGH OUR DIVERSIFIED ENERGY BUSINESSES

     We expect to continue to sharpen our geographic focus on key growth areas where we already have significant business concentrations and opportunities. These markets are India, the Middle East, South America and West Africa. In pursuing our global growth, we intend to make energy investments that provide expansion opportunities for multiple existing businesses. For example, we are seeking to exploit our West Africa oil and gas reserves by expanding the undersea pipeline and onshore processing facilities at that location. We will use the gas from the processing plant in a new methanol plant and in a gas-fired power plant in West Africa. Our gas pipelines in South America are being extended to carry fuel for power plants in the area. In addition, we are a partner in the first independent power and water project in the United Arab Emirates and we are building our third power plant in India.

     OPTIMIZE OUR ASSETS THROUGH THE MARKETING, SERVICES AND TRADING BUSINESS

     We intend to use our marketing, services and trading business to improve the return on our other businesses. This means that we plan to continue centralizing the marketing of energy products produced by our various non-utility businesses. Other strategies include expanding our industrial and commercial energy services to enhance our commodity marketing business and developing risk management products that address customer needs.

     CONTINUE MANAGEMENT OF OUR ASSET PORTFOLIO

     In February 2000, we announced a financial plan to strengthen our balance sheet, reduce fixed charges and enhance earnings per share growth. As a part of the plan, we identified for possible sale certain assets that we expect to contribute little or no earnings benefit in the short to medium terms. With the sale of certain of these assets, our goal is to generate approximately $1 billion of asset sale proceeds and $400 million of consolidated project debt eliminations from asset sales by year-end 2000.

     We also intend to enhance our long-term growth through an active portfolio management program that entails the ongoing sale of assets. We expect to reinvest the proceeds from this program in assets having greater potential for synergies with our existing or planned assets. In particular, we are reviewing our options regarding certain assets performing below prior expectations, including generating assets in Argentina. We also continue to seek improvement in the operating efficiency and profitability of all assets retained in our portfolio.

                              RECENT DEVELOPMENTS

CMS ENERGY

     In August 2000, 8.8 million units of 7 1/4% Premium Equity Participating Security Units were sold by CMS Energy and CMS Energy Trust III, a Delaware statutory business trust established by CMS Energy. Each security consists of a trust preferred security of CMS Energy Trust III maturing in four years and a contract requiring the purchase, no later than August 2003, of CMS Energy common stock at a conversion rate that adjusts for the market price at the time of conversion. Net proceeds from the sale totaled approximately $213 million and were used, together with approximately $37 million from our revolving credit facility, to redeem all of the outstanding Auction Rate Reset Subordinated Notes, due September 2001 of CMS Energy.

     On October 2, 2000, we announced that we intend to accelerate the sale of $300 million of CMS Energy common stock which had been planned for mid-year 2001. In addition, we also announced that we intend to sell to the public up to a 50% stake in CMS Oil and Gas Company, our wholly-owned oil and gas exploration and production subsidiary. We anticipate that these combined transactions will raise approximately $800 million of cash which will be used to reduce our debt, and improve our equity capitalization by approximately $450 million.

CONSUMERS

     Regulatory Matters. On July 5, 2000, Consumers filed an application with the MPSC to begin the securitization process for approximately $470 million in qualified costs, in compliance with the Customer Choice Electricity and Reliability Act and related securitization laws. Securitization typically involves the issuance of bonds with a high credit rating. The MPSC approval of the application will not increase current electric rates for any of Consumers' customers, but will allow Consumers to offset the earnings impact of the 5% rate reduction that was implemented for the utility's 1.5 million residential electric customers in June 2000 as required by the Act. Ultimately, sale of the securitization bonds will be required for the full rate reduction offset to continue over the expected term of the bonds. The application requests that the MPSC find that Consumers' Palisades nuclear plant capital costs (net of depreciation) and other regulatory assets be identified as "qualified costs" and therefore eligible for securitization. Absent appeals, Consumers anticipates that securitization bonds will be issued at the earliest by the end of 2000.

     In March 1999, Consumers signed a long-term power sales agreement to resell to PECO Energy Company, a non-affiliated company, its capacity and energy purchases under the Power Purchase Agreement between Consumers and the Midland Cogeneration Venture Partnership until September 2007. Implementation of the agreement was contingent upon regulatory treatment satisfactory to Consumers. Since March 1999, Consumers has engaged in proceedings before the MPSC to secure satisfactory accounting and ratemaking approvals related to the PECO agreement. The last in a series of MPSC orders was issued in August 2000 refusing to grant Consumers' request. Consumers recently gave notice to PECO of its intention to terminate this long-term agreement at the end of 2000 as contemplated under the terms of the agreement. Due to uncertainties associated with electric industry restructuring legislation in Michigan, Consumers and PECO had entered into an interim arrangement for the sale of 125 MW of Power Purchase Agreement capacity and associated energy to PECO during 2000. The completion of the interim arrangement will not effect the termination of the long-term agreement.

                                  THE OFFERING

Issuer.......................  CMS Energy Corporation.

Securities Offered...........  $350 million principal amount of      % Senior
                               Notes Due 2007 (the "Notes").

Maturity.....................  October 15, 2007.

Interest Rate................  The Notes will bear interest at the rate of
                                    % per annum, payable semiannually in arrears
                               on April 15 and October 15 commencing on April 15, 2001.

Optional Redemption..........  The Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the redemption prices determined as described herein, plus any accrued interest to the date fixed for redemption.

Change in Control............  If a change in control were to occur, each holder of Notes would be able to require us to
                               repurchase such Notes, in whole or in part, at a price equal to 101% of the principal amount of those Notes, plus any accrued and unpaid interest.

Ranking......................  The Notes will be unsecured debt securities of the Company. As of June 30, 2000, we had outstanding approximately $3.8 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the Notes and the Notes will not be senior to such indebtedness. The Notes will be senior to certain subordinated indebtedness of the Company (excluding subsidiaries). The Notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Company (excluding subsidiaries).

Certain Covenants............  The Indenture governing the Notes will contain covenants that will, among other things, limit our ability to pay dividends or distributions, incur additional indebtedness, incur additional liens, sell, transfer or dispose of certain assets, enter into certain transactions with affiliates or enter into certain mergers or consolidations.

Use of Proceeds..............  We ultimately intend to use the estimated net proceeds of approximately $344 million to repay $300 million aggregate principal amount of our 7 3/8% Unsecured Notes due November 15, 2000 at maturity. Pending such application, the net proceeds will be used to reduce the outstanding balance under our revolving credit facility.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following selected historical and pro forma financial information has been derived from our historical consolidated financial statements. We have prepared pro forma financial information to reflect our acquisition of the common stock of the Panhandle Companies. Please refer to our Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                                      SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                              JUNE 30,
                          ----------------------------------------------         ---------------------------
                                                                 PRO                         PRO
                                                                FORMA                       FORMA
                           1997      1998      1999            1999(1)            1999     1999(1)     2000
                          ------    ------    ------         -----------         ------    -------    ------
                                                             (UNAUDITED)                 (UNAUDITED)
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue.....    $4,781    $5,141    $6,103           $6,216            $2,869    $2,982     $3,426
Operating expenses....     4,065     4,366     5,191            5,244             2,393     2,446      2,928
                          ------    ------    ------           ------            ------    ------     ------
  Pretax operating
    income............       716       775       912              972               476       536        498
Income taxes..........       108       100        64               72                67        74         68
Consolidated net
  income before
  cumulative effect of
  change in accounting
  principle...........       244       242       277              287               173       184        161
Cumulative effect of
  change in accounting
  for property taxes,
  net of tax(2).......        --        43        --               --                --        --         --
                          ------    ------    ------           ------            ------    ------     ------
Consolidated net
  income..............    $  244    $  285    $  277           $  287            $  173    $  184     $  161
                          ======    ======    ======           ======            ======    ======     ======
Net income
  attributable to
  common stocks(2)
  CMS Energy..........    $  229    $  272    $  241(10)       $  251(10)        $  162    $  173     $  161
  Class G.............        15        13        36(10)(11)       36(10)(11)        11        11         --
Average common shares
  outstanding
  CMS Energy..........        96       102       110              110               108       108        112
  Class G.............         8         8         9(11)            9(11)             9         9         --
Earnings per average
  common share(2)
  CMS Energy
    Basic.............    $ 2.39    $ 2.65    $ 2.18(10)       $ 2.27(10)        $ 1.50    $ 1.59     $ 1.44
    Diluted...........      2.37      2.62      2.17(10)         2.26(10)          1.48      1.57       1.42
Class G Basic and
  Diluted.............      1.84      1.56      4.21(10)(11)     4.21(10)(11)      1.28      1.28         --
Dividends declared per
  common share
  CMS Energy..........      1.14      1.26      1.39             1.39               .66       .66        .73
  Class G.............      1.21      1.27       .99(11)          .99(11)           .65       .65         --
OTHER DATA:
  EBITDA(3)...........    $1,171    $1,213    $1,517           $1,595            $  781    $  859     $  879
  Capital
    Expenditures......       678     1,295     1,124            1,128               291       295        488
  Ratio of EBITDA to
    interest
    expense...........      3.79x     3.61x     2.92x            2.82x             3.38x     3.09x      3.12x
  Ratio of earnings to
    fixed
    charges(4)........      1.78x     1.59x     1.38x            1.45x             1.71x     1.62x      1.35x

                                               AS OF DECEMBER 31,            AS OF           AS OF
                                          ----------------------------      JUNE 30,       JUNE 30,
                                           1997      1998       1999          1999           2000
                                          ------    -------    -------      --------       --------
                                                 (IN MILLIONS)            (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............    $   69    $   101    $   132      $   213         $   240
Net plant and property................     5,144      6,040      8,121        7,252           8,099
Total assets..........................     9,508     11,310     15,462       14,139          15,707
Long-term debt, excluding current
  maturities..........................     3,272      4,726      6,987        7,079           6,918
Non-current portion of capital
  leases..............................        75        105         88           92             197
Notes payable.........................       382        328        230          264             278
Other liabilities.....................     3,361      3,304      4,538        3,479           4,594
Company-obligated mandatorily
  redeemable trust preferred
  securities of:
  Consumers Power Company Financing
    I(5)..............................       100        100        100          100             100
  Consumers Energy Company Financing
    II(5).............................       120        120        120          120             120
  Consumers Energy Company Financing
    III(6)............................        --         --        175           --             175
  CMS RHINOS Trust(9).................        --         --        250          250             250
Company-obligated convertible trust
  preferred securities of:
  CMS Energy Trust I(7)...............       173        173        173          173             173
  CMS Energy Trust II(8)..............        --         --        301           --             301
Preferred stock of subsidiary.........       238        238         44           44              44
Common stockholders' equity...........     1,787      2,216      2,456        2,390           2,345

------------

 (1) The pro forma selected financial information illustrates the effects of (i) various restructuring, realignment, and elimination of activities between the Panhandle Companies and Duke Energy Corporation prior to the closing of the acquisition of the Panhandle Companies by CMS Energy, (ii) the adjustments resulting from the acquisition of the Panhandle Companies and
     (iii) financing transactions which include the public issuance of $800 million of senior notes by Panhandle, $850 million of senior notes by CMS Energy and the private sale of $250 million of trust preferred securities by CMS Energy.

 (2) During the first quarter of 1998, our subsidiary, Consumers, implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of our business relating to Class G common stock. Earnings, net of tax, increased by $43 million or $0.40 per share for CMS Energy common stock and $12 million or $0.36 per share for Class G common stock.

 (3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, nor is it presented as an alternative to operating income as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP.

 (4) For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

 (5) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

 (6) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

 (7) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from us.

 (8) The primary asset of CMS Energy Trust II is approximately $310 million principal amount of 8.625% convertible junior subordinated deferrable interest debentures due 2004 from us.

 (9) The primary asset of CMS RHINOS Trust was approximately $258 million principal amount of floating rate, subordinated interest notes due 2001 from us. These securities were redeemed on August 22, 2000.

(10) Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $0.26 and $0.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

(11) From January 1, 1999 to October 25, 1999.

                                  RISK FACTORS

     In considering whether to purchase our Notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Information" on page S-15 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

RISKS RELATED TO THE NOTES

     WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS

     Due to our holding company structure and the restrictions on dividend and other types of payments by our subsidiaries to us as the parent company, the Notes are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries. None of these entities will be obligated to pay amounts due on the Notes.

     WE MAY BE UNABLE TO PURCHASE NOTES UPON A CHANGE OF CONTROL

     In the event of a change of control of our Company, each holder of Notes may require us to purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Notes will be limited by the terms of our other debt agreements and our ability to finance the purchase. It is expected that we will issue additional debt with similar change of control provisions in the future. If this occurs, the financial requirements for any purchases could be increased significantly. In addition, the terms of any debt securities issued to purchase debt under these change of control provisions may be unfavorable to us. We cannot assure holders of Notes that we will be able to finance these purchase obligations or obtain consents to do so from holders of Notes under other debt agreements restricting these purchases.

RISKS RELATING TO CMS ENERGY

     WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY

     As of June 30, 2000, we had outstanding $3.8 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the Notes and the Notes will not be senior to such indebtedness. On a consolidated basis, we and our subsidiaries had approximately $8.3 billion in total indebtedness and mandatorily redeemable trust preferred securities as of June 30, 2000. We may incur additional indebtedness in the future. The level of our indebtedness could have several important effects on our future operations, including, among others:

      -- a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

      -- covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

      -- our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

      -- we may be at a competitive disadvantage to our competitors that are less leveraged; and

      -- our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financings. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     Covenants contained in our existing debt arrangements and guarantees limit, among other things, the incurrence of indebtedness by CMS Energy and its subsidiaries and require maintenance of a minimum net worth and fixed-charge coverage ratio and a maximum debt-to-capitalization ratio. There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions. In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

     WE ARE SUBJECT TO RESTRICTIONS ON OUR ABILITY TO PAY DIVIDENDS

     We conduct substantially all of our operations through our subsidiaries. We must receive dividends or other distributions from our subsidiaries or jointly owned enterprises to meet our payment obligations. In addition, restrictions contained in Consumers' mortgage bond indenture and preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. Based upon its Articles of Incorporation, the most restrictive provision, as of June 30, 2000, Consumers would be able to pay an aggregate of $360 million in dividends to us. In the four years ending December 31, 1999, Consumers paid out $921 million or 71% of its earnings in cash dividends to us. Enterprises is also limited in the amount of dividends it is able to pay since it is expanding its developing businesses.

     If we do not receive adequate distributions from our subsidiaries and jointly owned enterprises, there can be no assurance that we will be able to make payments on the Notes.

     WE FACE INCREASED COMPETITION, WHICH COULD REDUCE OUR MARKET SHARES AND PROFIT MARGINS

     Regulatory changes and other developments have resulted and will continue to result in increased competition in our domestic energy businesses. Generally, increased competition threatens our market shares in certain segments of our business and can reduce our profit margins.

     Increased competition and direct access in the gas industry. Regulatory changes have been significant in our gas utility business. These changes have resulted in increased competition from other sellers of natural gas for sale of the gas commodity to our customers. As a result of the regulatory changes that separated (unbundled) the transportation and storage of natural gas from the sale of natural gas by interstate pipelines and Michigan gas distributors, Consumers offers unbundled services (transportation and some storage) to its larger end-use customers who choose to acquire gas supplies from alternative sources. Additionally, to prepare for the unbundled market, Consumers is conducting an expanded gas customer choice pilot program which, through March 2001, will allow 300,000 residential, commercial and industrial retail gas sales customers to choose an alternative gas supplier in direct competition with Consumers as a supplier of the gas commodity. At this time, we do not know the full impact of competition, particularly if or when, by legislation or regulatory action, the existing pilot program of Consumers providing other gas suppliers direct access to Consumers' gas customers will be extended or expanded to all of its gas customers.

     Increased competition and direct access in the electric industry. Consumers has in the last several years experienced and expects to continue to experience a significant increase in competition for generation services with the introduction of retail direct access in the state of Michigan. Under the new electric restructuring legislation enacted in June 2000, all electric customers will have the choice of electric generation suppliers by January 1, 2002.

     Increased competition in the gas pipeline industry. Since we have completed the acquisition of the Panhandle companies, a significant portion of our domestic revenue and cash flow comes from our interstate pipeline business. The Federal Energy Regulatory Commission ("FERC") policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the midwestern United States from Canada. These pipelines will be able to compete with Panhandle's pipelines. Increased competition could reduce the volumes of gas transported by Panhandle to their existing markets or cause them to lower rates in order to meet competition. This could lower the financial benefits we receive from the acquisition of the Panhandle companies.

     INCREASES IN GAS PRICES COULD RESULT IN SIGNIFICANT LOSSES

     In December 1997, the MPSC approved Consumers' application to implement, effective April 1, 1998, a gas customer choice pilot program that was designed to encourage Consumers to minimize its purchased natural gas commodity costs while providing rate stability for its customers. The pilot program ends on March 31, 2001. This three-year program, among other things, freezes gas distribution rates through March 31, 2001, establishing a delivered gas commodity cost at a fixed rate of $2.84 per Mcf. During the first two years of the pilot program, Consumers realized a benefit of $45 million as delivered gas commodity prices were below the $2.84 per Mcf level collected from customers. Recent significant increases in gas prices have exposed Consumers to gas commodity losses during the last year of the program that ends March 31, 2001. Estimated loss of earnings for this last year of the program could range from $45 million to $135 million, of which Consumers has already recognized $45 million in the second quarter 2000 as a regulatory obligation. Under the provisions of the pilot program, Consumers has the right to request termination of the program at any time and to return to a gas cost recovery mechanism, pursuant to which the customer gas commodity prices would increase significantly from the current frozen rate. As an alternative to exercising that right, Consumers is considering an approach that, if approved by the MPSC, would potentially avoid further losses any greater than the $45 million already recognized and mitigate the customer rate increases that would otherwise result. It is expected that such an approach could be implemented this fall, but there is no assurance that the MPSC would approve Consumers' approach.

     NEW ELECTRIC RESTRUCTURING AND PROPOSED GAS RESTRUCTURING LEGISLATION COULD ADVERSELY AFFECT OUR BUSINESS

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     New electric restructuring legislation. In June 2000, the Michigan Legislature enacted electric industry restructuring and securitization laws that became effective June 5, 2000. The new legislation first reduces residential rates by 5% then freezes them as of the effective date of the new legislation through December 31, 2003. All other electric rates are frozen through December 31, 2003 without first being reduced. After that date, electric rates are subject to a rate cap. The length of the rate cap varies depending upon whether the customer is a residential, commercial or industrial customer, among other determinations. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether Consumers and two other utilities jointly complete expansion of available transmission capability in the state of Michigan of at least 2,000 MW and do not exceed the market control test established by the legislation (a requirement Consumers is currently in compliance with). Under circumstances specified in the statute, certain costs can be deferred for future recovery after the expiration of the rate cap period. However, the rate cap could result in Consumers being unable to collect customer rates sufficient to recover fully its cost of doing business. It is not certain that Consumers' profit margins in its electric utility business will be maintained over the long run.

     This new legislation and existing MPSC restructuring orders provide for recovery of the stranded costs associated with customers purchasing power from other sources. The new legislation also permits the MPSC annually to review Consumers' stranded cost recovery charges implemented for the preceding 12 months, and adjust the stranded costs recovery charge (a true-up adjustment), by way of supplemental surcharges or credits, to allow the netting of stranded costs. Consumers is uncertain how the MPSC will ultimately calculate the amount of stranded costs and the true-up adjustments, and the manner in which the annual stranded cost true-up operates.

     The new legislation also allows for securitization of stranded costs, which fit the definition under the legislation of qualified costs for securitization purposes, in order to offset the earnings impact of the 5% residential rate reduction mandated by the legislation. Ultimately, sale of securitization bonds will be required for the full rate reduction offset to continue over the term of the bonds. In accordance with the securitization law, Consumers filed an application, and a supplement thereto, in July 2000, to begin the securitization process for approximately $470 million in qualified costs. The MPSC is required to issue a financing order within 90 days of the supplemental application filing. As with other significant MPSC orders, a securitization order is subject to appeal by any party during which time the suspension of amortization of the approved regulatory asset would cease, thereby offsetting the loss in revenue discussed above.

     Proposed gas restructuring legislation. In December 1999, several bills relating to gas industry restructuring were introduced in the Michigan legislature. It is uncertain whether this legislation will be enacted and what effect any legislation would have on Consumers.

     WE MAY NOT BE ABLE TO SELL ASSETS AS PLANNED TO IMPROVE OUR BALANCE SHEET

     As of August 2000, we sold assets resulting in approximately $850 million of cash proceeds and associated debt reduction of consolidated project debt under our financial plan announced in February 2000. There are no assurances that we can sell an additional $550 million of assets by the end of the year 2000 as planned. Failure to sell assets as planned would undermine our financial plan, which could in turn make it more difficult for us to raise additional funds and effect our growth strategy.

     WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS

     Our international investments in approximately 20 countries in electric generating facilities, oil and gas exploration, production and processing facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of facilities. Although we maintain insurance for various risk exposures including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases the investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and, in turn, our growth plans for Enterprises' international investments and our financial position and results of operations.

     Financial risk during development phase. In developing new projects, significant time and expense is required to prepare proposals or competitive bids, obtain the numerous required permits, licenses and approvals, negotiate the necessary agreements with governmental and private parties, and obtain financing. Money spent for these purposes is at risk until all these elements are successfully finalized. It is often impractical to finalize all elements before significant sums have been spent. As a result, there is a risk that these up-front expenditures will be of little value if one of the required approvals or other elements is not finally achieved and the project does not go forward or is not completed.

     Expropriation and violation of agreements by third parties. International investments of the type we are making are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     Foreign currency risk. The local foreign currency may be devalued or the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

     WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

     The Environmental Protection Agency in 1997 introduced new regulations regarding nitrogen oxide and particulate-related emissions which are the subject of litigation. The nitrogen oxide litigation has been appealed to the U.S. Supreme Court. These regulations, if upheld, will require us to make significant capital expenditures. The state of Michigan has introduced alternative less stringent clean air regulations. The preliminary estimates of capital expenditures to reduce nitrogen oxide-related emissions to the level proposed by the state of Michigan for Consumers' fossil-fueled generating units range from $150 million to $290 million, calculated in year 2000 dollars. If Consumers had to meet the EPA's proposed requirements, the estimated cost to Consumers would be between $290 million and $500 million, calculated in year 2000 dollars. Consumers anticipates that it will incur these capital expenditures between 2000 and 2004, or between 2000 and 2003 if the EPA ultimately imposes its limits. In addition, Consumers expects to incur cost of removal related to this effort, but is unable to predict the amount at this time.

     Consumers may need an equivalent amount of capital expenditures to comply with the new small particulate standards sometime after 2004 if those standards become effective.

     These and other required environmental expenditures may have a material adverse effect upon our financial condition and results of operations.

                          FORWARD-LOOKING INFORMATION

     From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "Forward-Looking

Statements" under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in any forward-looking statements are:

      --   the ability to sell assets in accordance with our plans;

      --   the ability to achieve operating synergies and revenue enhancements;

      -- capital and financial market conditions, including the current price of our common stock, interest rates and availability of financing;

      -- market perceptions of the energy industry, our company or any of our subsidiaries;

      --   our or any of our subsidiaries' securities ratings;

      --   currency exchange controls;

      -- factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel, nuclear fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;

      --   environmental incidents;

      --   electric transmission or gas pipeline system constraints;

      -- international, national, regional and local economic, competitive and regulatory conditions and developments;

      -- adverse regulatory or legal decisions, including environmental laws and regulations;

      -- pace of implementation and provisions for deregulation of the natural gas industry, whether by legislative or regulatory action;

      -- implementation of the Michigan electric industry restructuring legislation;

      -- federal regulation of electric sales and transmission of electricity that grants independent power producers, electricity marketers and other utilities "direct access" to the interstate electric transmission systems owned by electric utilities, creating opportunities for competitors to market electricity to our wholesale customers;

      -- energy markets, including the timing and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to higher demand, shortages, transportation problems or other developments;

      --   the timing and success of business development efforts;

      -- potential disruption, expropriation or interruption of facilities or operations due to accidents or political events and the ability to get or maintain insurance coverage for such events;

      -- nuclear power performance, decommissioning, policies, procedures, incidents and regulation, including spent nuclear fuel storage availability;

      --   technological developments in energy production, delivery and usage;

      --   financial or regulatory accounting principles or policies;

      -- cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

      -- limitations on our ability to control the development or operation of projects in which our subsidiaries have minority interests; and

      -- other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     These and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 1999.

                                USE OF PROCEEDS

     The net proceeds to us from this offering, after deducting underwriting discounts and commissions, will be approximately $344 million. We ultimately intend to apply the net proceeds of this offering to the repayment at maturity of $300 million aggregate principal amount of our 7 3/8% Unsecured Notes due November 15, 2000. Pending application of any net proceeds to the repayment at maturity of these Unsecured Notes later in 2000, the funds will be used to reduce the outstanding balance under our $1 billion revolving credit facility with The Chase Manhattan Bank, as lead agent (the "Revolving Credit Facility"). The Revolving Credit Facility has a weighted average interest rate of 8.82% as of August 31, 2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the years ended December 31, 1995 through 1999 and for the six months ended June 30, 2000 are as follows:

                                                                                 SIX MONTHS
                                              YEAR ENDED DECEMBER 31,               ENDED
                                        ------------------------------------      JUNE 30,
                                        1995    1996    1997    1998    1999        2000
                                        ----    ----    ----    ----    ----    -------------
                                                                                 (UNAUDITED)
Ratio of earnings to fixed
  charges...........................    1.90x   1.96x   1.78x   1.59x   1.38x      1.35x

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 (1) on an actual basis and (2) as adjusted to reflect the sale of $350 million of Notes in this offering and the application of the net proceeds as described under "Use of Proceeds," the sale of $220 million of Premium Equity Participating Security Units and the redemption of $250 million of preferred securities of CMS RHINOS Trust on August 22, 2000. This table should be read in conjunction with our consolidated financial statements and related notes included in the incorporated documents as described under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

                                                                        AS OF
                                                                    JUNE 30, 2000
                                                                ----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                                -------    -----------
                                                                     (UNAUDITED)
                                                                    (IN MILLIONS)
Current portion of long-term debt and capital lease
  obligations...............................................    $   547      $   247
                                                                =======      =======
Non-current portion of capital leases.......................    $   197      $   197
Long-term debt:
       % Senior Notes due 2007(1)...........................         --          350
  Other long-term debt (excluding current maturities).......      6,918        6,911
                                                                -------      -------
       Total long-term debt.................................      7,115        7,458
Total stockholders' equity:
  Company-obligated mandatorily redeemable preferred
     securities of:
     Consumers Power Company Financing I(2).................        100          100
     Consumers Energy Company Financing II(3)...............        120          120
     Consumers Energy Company Financing III(4)..............        175          175
     CMS RHINOS Trust(5)....................................        250           --
  Company-obligated convertible preferred securities of:
     CMS Energy Trust I(6)..................................        173          173
     CMS Energy Trust II(7).................................        301          301
     CMS Energy Trust III(8)................................         --          220
  Preferred stock of subsidiary.............................         44           44
  Common stockholders' equity...............................      2,345        2,345
                                                                -------      -------
       Total stockholders' equity...........................      3,508        3,478
                                                                -------      -------
          Total capitalization..............................    $10,623      $10,936
                                                                =======      =======

------------
(1) Adjusted to reflect the issuance of $350 million aggregate principal amount
    of     % Senior Notes due 2007. The net proceeds from this offering will ultimately be used to fund the repayment of $300 million of our 7 3/8% Unsecured Notes due November 15, 2000 and reduce borrowings under the Revolving Credit Facility.

(2) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers.

(3) The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

(4) The primary asset of Consumers Energy Company Financing III is $180 million principal amount of 9.25% subordinated deferrable interest notes due 2029 from Consumers.

(5) The primary asset of CMS RHINOS Trust was approximately $258 million principal amount of floating rate, subordinated interest notes due 2001 from CMS Energy. The "As Adjusted" column reflects the redemption of $250 million of preferred securities of CMS RHINOS Trust using the proceeds of the Premium Equity Participating Security Units issued on August 22, 2000 and additional borrowings under the Revolving Credit Facility.

(6) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from the Company.

(7) The primary asset of CMS Energy Trust II is approximately $310 million principal amount of 8.625% junior subordinated deferrable interest debentures due 2004 from the Company.

(8) The primary asset of CMS Energy Trust III is approximately $227 million principal amount of 7.25% subordinated deferrable notes issued in connection with the issuance of Premium Equity Participating Security Units on August 22, 2000.

                                  THE COMPANY

OVERVIEW

     CMS Energy is a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy and CMS Enterprises. Consumers is a public utility that provides natural gas or electricity to almost 6 million of the approximately 9.5 million residents in Michigan's lower peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international diversified energy businesses.

     In 1999, we generated consolidated operating revenue of $6.1 billion and EBITDA of $1.517 billion. The following table shows the EBITDA contribution from each of our business segments:

                                                                       EBITDA
                                                                ---------------------
                                                                  AMOUNT      % TOTAL
                                                                ----------    -------
                                                                (MILLIONS)
CONSUMERS
Consumers electric utility..................................      $  809        53.3%
Consumers gas utility.......................................         239        15.8
                                                                  ------       -----
  Total Consumers...........................................       1,048        69.1
ENTERPRISES
Independent power production................................         193        12.7
Natural gas transmission, storage and processing............         159        10.5
Oil and gas exploration and production......................          61         4.0
International energy distribution and other non-utility
  operations................................................          39         2.6
Marketing, services and trading.............................           7         0.5
                                                                  ------       -----
  Total Enterprises.........................................         459        30.3
OTHER.......................................................          10         0.6
                                                                  ------       -----
     Total..................................................      $1,517       100.0%
                                                                  ======       =====

CONSUMERS

     Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets, revenues and pre-tax operating income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

     ELECTRIC UTILITY OPERATIONS

     If independent, Consumers' electric utility operation would be the twelfth largest electric company in the United States based upon the number of customers in 1998. The electric operations of Consumers include the generation, purchase, transmission, distribution and sale of electricity. In 1999, operating revenue from this segment was $2,667 million and total electric sales were 41 billion KWh. At year-end 1999, Consumers served 1.67 million customers in 61 of the 68 counties of Michigan's lower peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition, subject to appropriate regulatory treatment that allows an adjustment to Consumers rates to compensate for the loss of revenues from such customers.

     In 1999, Consumers owned and operated 31 electric generating plants with an aggregate of 6,252 MW of capacity. In addition, Consumers purchased 2,388 MW of net capacity, which amounted to 32% of Consumers' total system requirements, from other power producers, the largest being the Midland Cogeneration Venture Limited Partnership in which Consumers has a 49% interest through CMS Midland (the "MCV Partnership"). Consumers also owns 8,640 miles of electric transmission lines operating at up to 345 kilovolts, owns 60,456 miles of electric distribution lines and owns substations having an aggregate transformer capacity of 40,452,870 kilovolt-amperes.

     Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and which constituted 78.5% of its baseload capacity in 1999. Combined, these plants produced a total of 19,085 GWh of electricity in 1999 and required 8.9 million tons of coal. Consumers' coal inventory on December 31, 1999 amounted to approximately 40 days' supply. During 1999, Consumers owned two nuclear power plants of which only one was operating. The Big Rock nuclear power plant was closed permanently in 1997 and is in the process of being decommissioned. The Palisades nuclear power plant had net generation of 5,105 GWh, constituting 21% of Consumers' baseload generation. Consumers has two contracts for uranium concentrate sufficient to provide up to 50% of the plant's requirements. Consumers intends to purchase the balance of its concentrate, conversion and enrichment requirements for the next Palisades reload throughout the year 2000.

     GAS UTILITY OPERATIONS

     If independent, Consumers' gas utility operation would be the fifth largest gas company in the United States based upon the number of customers in 1998. Consumers' gas utility operation purchases, transports, stores, distributes and sells natural gas. Total deliveries of natural gas sold by Consumers and from other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, in 1999 totaled 389 Bcf. Operating revenue for 1999 was $1,156 million. As of December 31, 1999, Consumers rendered gas sales and delivery service to 1.58 million customers and is authorized to provide service in 54 of the 68 counties in Michigan's lower peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where over 900,000 of the gas customers are located. Consumers' gas operation is not dependent upon a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition, subject to appropriate regulatory treatment that allows an adjustment to Consumers rates to compensate for the loss of revenues from such customers.

     Consumers, together with its wholly owned subsidiary, Michigan Gas Storage, owns 23,933 miles of distribution mains and 1,674 miles of transmission lines throughout the lower peninsula of Michigan. Consumers and its subsidiary also own and operate 8 compressor stations with a total of 162,000 installed horsepower. Consumers' gas storage fields have an aggregate working storage capacity of approximately 130 Bcf.

     In 1999, Consumers' purchased 80% of its required gas supply under contracts longer than one year. Consumers also has firm transportation arrangements with affiliates and other independent pipeline companies for the delivery of over 90% of its total gas supply requirements to Michigan for ultimate deliveries to market. These contracts have expiration dates ranging from March 2000 to March 2004. Consumers transports the balance of its required gas supply under interruptible contracts.

ENTERPRISES

     INDEPENDENT POWER PRODUCTION

     CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants both in the United States and internationally. As of December 31, 1999, CMS Generation had ownership interests in operating power plants with capacity totaling 8,110 gross MW (3,713 net MW) throughout the United States and in Argentina, Australia, Chile, India, Jamaica, Morocco, the Philippines and Thailand. At year-end 1999, its projects range in size from 3 MW to 2,000 MW and are powered by water, coal, natural gas, oil, wood, wind and waste material. Additional projects totaling approximately 4,847 gross MW are under construction or in advanced development at December 31, 1999.

     The following table details CMS Generation's interest in independent power plants in the United States as well as abroad as of year end 1999:

                                                                    OWNERSHIP       GROSS
                    LOCATION                         FUEL TYPE       INTEREST      CAPACITY
                    --------                         ----------    ------------    --------
                                                                       (%)           (MW)
DOMESTIC
North Carolina...................................      Wood            50.0            45
Michigan.........................................      Wood            50.0            35
Michigan.........................................      Wood            50.0            39
California.......................................      Wood            50.0            36
New York.........................................     Fossil           50.0             4
Michigan.........................................     Fossil          100.0           160
Michigan.........................................     Fossil           50.0            62
Michigan.........................................     Fossil          100.0            68
Michigan.........................................     Fossil          100.0           156
New Jersey(1)....................................     Fossil            80            239
Oklahoma.........................................     Fossil           8.8            124
Connecticut......................................    Scrap tire        50.0            31
Virginia.........................................      Hydro           55.0             3
Maine............................................      Hydro           50.0             4
New York.........................................      Hydro           12.5            58
New York.........................................      Hydro           1.0             14
New York.........................................      Hydro           50.0             3
California.......................................      Wind            8.5             72
California.......................................      Wind            22.7            30
INTERNATIONAL
Argentina........................................     Fossil           100            128
Jamaica..........................................     Fossil            41             63
India............................................     Fossil       25.3 - 49.0        435
Argentina........................................     Fossil           92.6           540
Argentina........................................      Hydro           17.2         1,320
Morocco..........................................     Fossil           50.0           660
Thailand.........................................     Fossil           66.2           300
Chile............................................     Fossil           50.0           555
Australia........................................     Fossil           49.6         2,000
Latin America....................................      Other         Various          780
Other............................................     Fossil       41.2 - 100.0       337

------------
(1)In the second quarter 2000, CMS Generation sold its interest in the Lakewood cogeneration plant located in New Jersey.

     Through CMS Midland and CMS Holdings, we also own a 49% interest in the MCV Partnership and through a trust, we have a 35% indirect beneficial interest in the MCV Facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV Facility. The MCV Facility has gross capacity of approximately 1,500 MW (735 net MW).

     NATURAL GAS TRANSMISSION, STORAGE AND PROCESSING

     CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities consisting of a total of 21,359 miles of pipeline (including 488 miles of projects under construction) with a daily capacity of approximately 10.0 Bcf per day. At December 31, 1999, CMS Gas Transmission had processing capabilities of 1.0 Bcf per day of natural gas. Its Michigan carbon dioxide removal plants processed approximately 330 MMcf per day, representing more natural gas processed than any other processor in the state of Michigan.

     We expanded the importance of this business segment with the acquisition of the Panhandle Companies in March 1999. CMS Gas Transmission also acquired natural gas pipeline assets in Western Australia and gathering systems and processing plants in the panhandle region of Texas and Oklahoma and the Powder River region of Montana and Wyoming.

     In early 2000, CMS Gas Transmission sold a partial interest in its Northern Header gathering system. In March 2000, CMS Gas Transmission, through a subsidiary of Panhandle, acquired a 1.0 Bcf per day natural gas and condensate pipeline in the Gulf of Mexico offshore Louisiana, west of an existing CMS-owned system.

     Panhandle Companies

     In March 1999, we acquired the following companies: a) Panhandle Eastern Pipe Line Company, formed in Delaware in 1929, and its principal consolidated subsidiaries, Trunkline Gas Company and Pan Gas Storage, and b) Panhandle Eastern Pipe Line Company's affiliates, Trunkline LNG Company and Panhandle Storage Company. As a result, Panhandle Eastern Pipe Line Company and the other Panhandle companies are now a wholly owned subsidiary of CMS Gas Transmission.

     Panhandle is primarily engaged in the interstate transmission and storage of natural gas. The company operates one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle had throughput of 1,139 Tbtu in 1999. A significant portion of the delivered volumes of Panhandle's interstate pipelines represents gas transported under long-term service agreements with local distribution company customers in the pipeline's market areas. Firm transportation services are also provided under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines offer both firm and interruptible transportation to customers on a short-term or seasonal basis.

     Panhandle's major customers include approximately 25 utilities located primarily in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois, Missouri and Tennessee. Panhandle's consolidated operating revenue in 1999 was $471 million, of which 84% was generated from transportation services, 10% from storage services, and 6% from other business.

     In March 2000, Panhandle announced an agreement to own a one third interest in a limited liability company to extend and to convert an existing 26-inch loop pipeline from natural gas transmission service to liquid products service by the end of 2001. This plan requires FERC approval of an abandonment of 720 miles of this pipeline.

     OIL AND GAS EXPLORATION AND PRODUCTION

     CMS Oil and Gas (formerly known as CMS NOMECO Oil & Gas Co.), formed in 1967, conducts oil and gas exploration and development operations throughout the United States and seven other countries. Historically, our domestic operations primarily focused on gas exploration and production in Michigan and Texas and coal bed methane exploration and production in Wyoming. We anticipate that our future domestic operations will focus on oil and gas exploration and production in Texas and coal bed methane exploration and production in Wyoming. Our international operations are focused on oil exploration and production in South America and Africa. In 1999, CMS Oil and Gas achieved production levels of 7.3 MMBbls of oil and condensate, 0.4 MMBbls of plant products and 26.4 Bcf of gas. As of December 31, 1999, CMS Oil and Gas' proven oil and gas reserves totaled
248.2 MMBoe reflecting a balanced portfolio of reserves, including 47% oil and condensate and 53% natural gas.

     The following table shows net oil and gas production by CMS Oil and Gas for 1997, 1998 and 1999.

                                                               1997      1998      1999
                                                              ------    ------    ------
Oil and condensate (MBbls)(1).............................     6,564     7,307     7,288
Natural gas (MMcf)(1).....................................    27,157    26,495    26,412
Plant products (MBbls)(1).................................       321       413       396
Average daily production(2)
  Oil (MBbls).............................................      20.5      23.8      24.8
  Gas (MMcf)..............................................      89.1      89.3     119.6
Reserves to annual production ratio
  Oil (MMBbls)............................................      14.3      11.5      15.2
  Gas (Bcf)...............................................      11.9      21.3      29.9

------------
Notes: (1) Revenue interest to CMS Oil and Gas.
       (2) CMS Oil and Gas working interest (includes CMS Oil and Gas' share of royalties).

     For the year ended December 31, 1999, CMS Oil and Gas' estimated oil and gas reserves were as follows:

                                                                 SOUTH
                                                       U.S.     AMERICA    AFRICA    TOTAL
                                                       -----    -------    ------    -----
Estimated Proved Developed and Undeveloped
  Reserves:
  Oil (MMBbls).....................................      1.9     45.9       69.1     116.9
  Gas (Bcf)........................................    204.2       --      583.9     788.1
Estimated Proved Developed Reserves:
  Oil (MMBbls).....................................      1.8     21.8       50.9      74.5
  Gas (Bcf)........................................    191.8       --      460.9     652.7

     These reserves include all of the northern Michigan oil and gas properties and working interests in oil reserves located in Ecuador's Oriente Basin, each of which was sold in the second quarter of 2000.

     INTERNATIONAL ENERGY DISTRIBUTION

     CMS Electric and Gas, formed in 1996, is CMS Energy's international energy distribution subsidiary. As of February 2000, it has ownership interests in electric distribution companies which provide service in the states of Sao Paulo and Minas Gerais in Brazil, the province of Entre Rios in

Argentina, and on Margarita Island in Venezuela. These electric distribution companies serve a total of 464,000 customers with electricity sales of 3,096 GWh in 1999, after accounting for the sale in January 2000 of CMS Electric and Gas' interest in Companhia Forca e Luz Cataguazes--Leopoldina and its subsidiaries in Brazil.

     MARKETING, SERVICES AND TRADING

     CMS MST, formed in 1996, provides natural gas, oil, coal and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States and internationally. CMS MST has grown dramatically since its inception. CMS Energy intends to use CMS MST to enhance performance of CMS Energy assets, such as gas reserves and power plants. CMS MST markets annually approximately 470 Bcf of natural gas, 3,709 GWh of electricity, 23 MMBbls of crude oil and 6.5 MMBbls of natural gas liquids. CMS MST also provided energy management services to 1,600 projects from 1997 through 1999. At December 31, 1999, CMS MST had more than 10,000 customers, transported gas on more than 30 gas pipelines and was active in 35 states and 2 countries.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following information concerning the Notes supplements, and should be read in conjunction with, the statements under "Description of Securities--Debt Securities" in the accompanying prospectus. Capitalized terms not defined herein are used as defined in the accompanying prospectus.

     The Notes will be issued as a series of Senior Debentures under the senior debt indenture as supplemented by the tenth supplemental indenture thereto dated
as of October   , 2000 (the "Supplemental Indenture"), and will be limited in
aggregate principal amount to      million.

     The Notes will be unsecured debt securities of the Company.

     As of June 30, 2000, the Company had outstanding approximately $3.8 billion aggregate principal amount of indebtedness (excluding subsidiaries), none of which was secured. None of such indebtedness would be senior to the Notes and the Notes will not be senior to such indebtedness, except that the Notes will be senior to certain subordinated debentures in aggregate principal amount of $746 million, issued in connection with certain preferred securities of subsidiary trusts. The Notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Company (excluding subsidiaries).

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The Notes will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the Notes, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of CMS Energy has been incurred by its subsidiaries. Therefore, CMS Energy's rights and the rights of its creditors, including Holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary (in which case the claims of CMS Energy would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy).

     The Notes will be issued in the form of one or more global notes (each, a "Global Note"), in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "--Book-Entry System" below. The Global Notes will be registered in the name of a nominee of the Depository Trust Company ("DTC"). Except as set forth under "--Certificated Notes" below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the senior debt indenture.

PAYMENT AND MATURITY

     The Notes will mature on October 15, 2007, and will bear interest at the
rate of      % per annum. At maturity, the Company will pay the aggregate principal amount of the Notes then outstanding.

     Each Note will bear interest from the original date of issue, payable semiannually in arrears on April 15 and October 15, commencing on April 15, 2001.

     In any case where any interest payment date, redemption date, repurchase date or maturity of any Note shall not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or at maturity; and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

OPTIONAL REDEMPTION

     The Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus the Applicable Premium, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price be less than 100% of the principal amount of the Notes plus accrued interest, if any, thereon to the redemption date.

     The following definitions are used to determine the Applicable Premium:

     "Applicable Premium" means, with respect to a Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such Note (or portion thereof) being redeemed plus all interest payments due on such Note (or portion thereof) after the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "Statistical Release") which has become publicly available at least two Business Days prior to the redemption date or, in case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining average life to stated maturity of the Notes; provided, however, that if the average life to stated maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     If less than all of the Notes are to be redeemed, the trustee under the senior debt indenture shall select, in such manner as it shall deem appropriate and fair, the particular Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes to be redeemed (which, as long as the Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless the Company shall default in the payment of the Notes or portions thereof to be redeemed at the applicable redemption price, together with accrued interest, if any, thereon to such date), interest on the Notes or the portions thereof so called for redemption shall cease to accrue.

     No sinking fund is provided for the Notes.

PURCHASE OF NOTES UPON CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) each Holder of a Note will have the right, at such Holder's option, subject to the terms and conditions of the senior debt indenture, to require the Company to repurchase all or any part of such Holder's Note on a date selected by the Company that is no earlier than 60 days nor later than 90 days (the "Change in Control Purchase Date") after the mailing of written notice by the Company of the occurrence of such Change in Control, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, if any, thereon to the Change in Control Purchase Date (the "Change in Control Purchase Price").

     Within 30 days after the Change in Control Date, the Company is obligated to mail to each Holder of a Note a notice regarding the Change in Control, which notice shall state, among other things:

      -- that a Change in Control has occurred and that each such Holder has the right to require the Company to repurchase all or any part of such Holder's Notes at the Change in Control Purchase Price;

      --   the Change in Control Purchase Price;

      --   the Change in Control Purchase Date;

      --   the name and address of the Paying Agent; and

      -- the procedures that Holders must follow to cause the Notes to be repurchased.

     To exercise this right, a Holder must deliver a written notice (the "Change in Control Purchase Notice") to the Paying Agent at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state:

      -- the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof;

      -- that such Notes are to be repurchased by the Company pursuant to the applicable change-in-control provisions of the senior debt indenture; and

      -- unless the Notes are represented by one or more Global Notes, the certificate numbers of the Notes to be repurchased.

     Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If a Note is represented by a Global Note, the Depositary (as defined herein) or its nominee will be the holder of such Note and therefore will be the only entity that can require the Company to repurchase Notes upon a Change in Control. To obtain repayment with respect to such Note upon a Change in Control, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (1) the Change in Control

Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States and
(2) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause the Company to repurchase such Notes. Such broker or other entity will provide to the Paying Agent (1) a Change in Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by the Company.

     Payment of the Change in Control Purchase Price for a Note in registered, certificated form (a "Certificated Note") for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Certificated Note.

     If the Paying Agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Change in Control Purchase Price of a Note on the Business Day following the Change in Control Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Note).

     Under the senior debt indenture, a "Change in Control" means an event or series of events by which:

      -- the Company ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of the Company or Consumers, any direct or indirect transfer of securities by the Company or Consumers, any merger, consolidation, liquidation or dissolution of the Company or Consumers or otherwise); or

      -- any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Company; or

      -- the Company consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities, or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of the Company immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The senior debt indenture requires the Company to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between the Company and the underwriters. Management has no present intention to propose any anti-takeover measures although it is possible that the Company could decide to do so in the future.

     No Note may be repurchased by the Company as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Events of Default" below or in the accompanying prospectus (other than a default in the payment of the Change in Control Purchase Price with respect to the Notes). In addition, the Company's ability to purchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

     The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

    LIMITATION ON RESTRICTED PAYMENTS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Restricted Payments," the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

      -- declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary);

      -- purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; or

      -- purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit:

      -- dividends or other distributions paid in respect of any class of Capital Stock issued by the Company in connection with the acquisition of any business or assets by the Company or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

      -- any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock);

      -- dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

      --   payments pursuant to the Tax Sharing Agreement.

  LIMITATION ON CERTAIN LIENS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, the Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of the Company, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of the Company at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialmen's, mechanic's and similar liens and certain purchase money liens.

  LIMITATION ON ASSET SALES

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, the Company may not sell, transfer or otherwise dispose of any property or assets of the Company, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "Asset Sale") unless the Company shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of the Company which is pari passu with the Notes or (2) invest an equal amount not so used in clause (1) in property or assets of related business within 24 months after the date of the Asset Sale (the "Application Period") or (3) apply such excess Net Cash Proceeds not so used in (1) or (2) (the "Excess Proceeds") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. The Company shall only be required to make an offer to purchase Notes from Holders pursuant to subsection
(3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by the Company in making an offer to purchase Notes from the Holders with Excess Proceeds, and for the acceptance of such offer by the Holders, shall be the same as those set forth above in "-- Purchase of Notes Upon Change of Control" with respect to a Change in Control.

  LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     In addition to the terms of the senior debt indenture relating to consolidations or mergers described in the accompanying prospectus, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described in the accompanying prospectus which permit a consolidation or merger provided that the surviving corporation assumes the obligations of the Company under the Notes and the senior debt indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia), the Company shall not consolidate with or merge into any other Person or sell, lease or convey the property of the Company in the entirety or substantially as an entirety, unless (1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to the transaction, and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "-- Limitation on Consolidated Indebtedness" below. Notwithstanding the foregoing provisions, such a transaction may constitute a Change of Control as described in "-- Purchase of Notes Upon Change in Control" above and give rise to the right of a Holder to require the Company to repurchase all or part of such Holder's Notes.

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," the Company will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of the Company and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Company and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by the Company or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

The foregoing limitation is subject to exceptions for:

      -- Indebtedness of the Company to banks not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time;

      -- Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

      -- certain refinancings and Indebtedness of the Company to a Subsidiary or by a Subsidiary to the Company;

      -- Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

      -- Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

      -- Indebtedness issued by the Company not to exceed $150,000,000 in aggregate outstanding principal amount at any time; and

      -- Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "Business Day" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Gas Transmission" means CMS Gas Transmission Company (formerly known as CMS Gas Transmission and Storage Company), a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Generation" means CMS Generation Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Oil & Gas" means, CMS Oil & Gas Co. (formerly known as, "CMS NOMECO Oil & Gas Co."), a Michigan corporation and wholly-owned subsidiary of the Company.

     "Consolidated Assets" means, at any date of determination, the aggregate assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of
(1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

     "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of the Company and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between the Company and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of the Company and its Consolidated Subsidiaries, including, without duplication:

      --   interest expense attributable to capital leases,

      --   amortization of debt discount,

      --   capitalized interest,

      --   cash and noncash interest payments,

      -- commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

      -- net costs under Interest Rate Protection Agreements (including amortization of discount) and

      -- interest expense in respect of obligations of other Persons deemed to be Indebtedness of the Company or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

      -- any net income of any Person if such Person is not a Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

      -- any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

      -- any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

      -- any net income of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to the Company shall be included in calculating Consolidated Net Income.

     "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

      --   Consolidated Current Liabilities;

      -- minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

      -- excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions;

      -- any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

      -- unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items;

      --   treasury stock; and

      -- any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company in accordance with generally accepted accounting principles.

     "Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Company.

     "Designated Enterprises Subsidiary" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of the Company.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Holder" means the Person in whose name a Note is registered in the security register kept by the Company for that purpose.

     "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

      -- such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or Consumers in exchange for subordinated debt issued by the Company or Consumers, respectively;

      -- such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

      -- the Company or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity):

      -- all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company or Consumers) at all times by the Company or Consumers;

      -- that has been formed for the purpose of issuing Hybrid Preferred Securities; and

      -- substantially all of the assets of which consist at all times solely of subordinated debt issued by the Company or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "Indebtedness" of any Person means, without duplication:

      -- the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

      --   all Capital Lease Obligations of such Person;

      -- all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      -- all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      -- all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

      -- all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Other Rating Agency" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

     "Operating Cash Flow" means, for any period, with respect to the Company and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "Paying Agent" means any person authorized by the Company to pay the principal of (and premium, if any) or interest on any of the Notes on behalf of the Company. Initially, the Paying Agent is the trustee under the senior debt indenture.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the outstanding Notes.

     "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of the Company which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Company and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or the Company and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Company or a Restricted Subsidiary and (3) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Company which is acceptable to the trustee.

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Notes.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

      -- to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

      -- to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

      -- to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

      -- to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

      -- to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among the Company, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

     "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Notes will constitute an "Event of Default" with respect to the Notes:

      -- default for 30 days in the payment of any interest on any of the Notes;

      -- default in the payment when due of any of the principal of or the premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by the Company at the option of the Holders or otherwise;

      -- default for 60 days by the Company in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the Notes after written notice thereof as provided in the senior debt indenture;

      -- certain events of bankruptcy, insolvency or reorganization relating to the Company or Consumers;

      -- entry of final judgments against the Company or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or

      -- a default resulting in the acceleration of indebtedness of the Company or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture.

     If an Event of Default on the Notes shall have occurred and be continuing, either the trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

     The senior debt indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the Holders of the Notes, unless such Holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the Holders of a majority in aggregate principal amount of the Senior Debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Senior Debentures of such affected series.

     The senior debt indenture provides that no Holder of Notes may institute any action against the Company under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of Senior Debentures of the affected series then outstanding (voting as one class) shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Senior Debentures of the affected series then outstanding (voting as one class).

     The senior debt indenture requires the Company to furnish to the trustee annually a statement as to the Company's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the trustee may withhold notice to the Holders of the Notes of any default affecting such Notes (except defaults as to payment of principal, premium or interest on the Notes) if it considers such withholding to be in the interests of the Holders of the Notes.

BOOK-ENTRY SYSTEM

     The Notes will be issued initially in the form of one or more Global Notes that will be deposited with, or on behalf of, DTC, which will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). DTC and any other depository which may replace DTC as depositary for the Notes are sometimes referred to herein as the "Depositary." Except under the limited circumstances described below, Notes represented by Global Notes will not be exchangeable for Certificated Notes.

     So long as the Depositary, or its nominee, is the registered owner of a Global Note, such Depositary or such nominee, as the case may be, will be considered the sole registered holder of the individual Notes represented by such Global Note for all purposes under the senior debt indenture. Payments of principal of and premium, if any, and any interest on individual Notes represented by a Global Note will be made to the Depositary or its nominee, as the case may be, as the registered holder of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the senior debt indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in the accompanying prospectus.

     The following is based upon information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for one or more Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to

Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, any Agents, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving 90 days' notice to the Company or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered in exchange for the Notes represented by the Global Notes held by the DTC. See "Certificated Notes."

     In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Certificated Notes will be printed and delivered in exchange for the Notes represented by the Global Notes held by DTC. See "--Certificated Notes" below.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. The Company believes such information to be reliable, but the Company takes no responsibility for the accuracy thereof.

     None of the Company, the underwriters, the trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

CERTIFICATED NOTES

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company by the earlier of (1) 90 days from the date the Company receives notice to the effect that the Depositary is unwilling or unable to act, or the Company determines that the Depositary is unable to act or (2) the effectiveness of the Depositary's resignation or failure to fulfill its duties as Depositary, the Company will issue Certificated Notes in exchange for the Notes represented by the Global Notes held by the Depositary. Further, within seven days after the occurrence of an Event of Default described in the first, second or third bullet points under "Description of Securities--Events of Default" in the accompanying prospectus, the Company will issue Certificated Notes in exchange for Notes represented by a Global Note. In addition, the Company may at any time and in its sole discretion determine not to have Notes represented by a Global Note and, in such event, will issue individual Certificated Notes in exchange for the Notes represented by the Global Note. In any such instance, the owner of a beneficial interest in a Note represented by a Global Note will be entitled to have such Notes registered in its name and will be entitled to physical delivery of such Note in certificated form. Individual Certificated Notes so issued will be issued in fully registered form, without coupons, in one or more authorized denominations as described above under "--General."

     Certificated Notes will be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor.

     Certificated Notes may be presented for exchange as provided above, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of the trustee, in Detroit, Michigan (the "Security Registrar"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of Notes; however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the senior debt indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company may at any time designate additional transfer agents with respect to the Notes.

     The Company shall not be required to (a) issue, exchange or register the transfer of any Certificated Note for a period of 15 days next preceding the mailing of notice of redemption of such Note or (b) exchange or register the transfer of any Certificated Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the Holder of such expenses as may be incurred by the Company and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as the Company and the Security Registrar may require. Mutilated Notes must be surrendered before new Notes will be issued.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and CMS has agreed to sell to them, severally, the principal amount of Notes indicated below:

                                                                PRINCIPAL AMOUNT
                            NAME                                    OF NOTES
                            ----                                ----------------
Donaldson, Lufkin & Jenrette Securities Corporation.........      $
Morgan Stanley & Co. Incorporated...........................
Barclays Capital Inc........................................
Chase Securities Inc........................................
CIBC World Markets Corp.....................................
                                                                  ------------
  Total.....................................................      $350,000,000
                                                                  ============

     The underwriters are offering the Notes subject to their acceptance of the Notes from CMS and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

     The underwriters initially propose to offer part of the Notes directly to the public at the initial public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a
concession not in excess of   % of the principal amount of the Notes. After the
initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The Notes are a new issue of securities with no established trading market. CMS does not intend to apply for listing the Notes on any securities exchange or for quotation through any inter-dealer quotation system. CMS has been advised by the underwriters that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in any of the Notes and any such market making may be discontinued at any time without notice at the discretion of the underwriters. No assurances can be given as to the liquidity of, or the trading market for, the Notes.

     In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, some of the underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to CMS and its affiliates.

     CMS has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Opinions as to the legality of the Notes will be rendered for CMS by Michael D. Van Hemert, Assistant General Counsel for CMS. Certain legal matters with respect to the Notes will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. As of June 30, 2000, an attorney currently employed by Skadden, Arps, Slate, Meagher & Flom LLP, and formerly employed by CMS, owned approximately 51,734 shares of CMS common stock, 10 shares of Consumers $4.50 Series preferred stock, $100 par value, and $50,000 aggregate principal amount of certain debt securities issued by CMS. As of June 30, 2000, Mr. Van Hemert beneficially owned approximately 4,500 shares of CMS common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the periods ended March 31 and June 30, 2000 and 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim consolidated financial information because that report is not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                             CMS ENERGY CORPORATION
                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      PANHANDLE COMPANIES
                                                   PRE-ACQUISITION PRO FORMA             PRO FORMA ACQUISITION
                                            ----------------------------------------   --------------------------
                                                                         ELIMINATION
                                                                             OF
                                                         RESTRUCTURING     OF DUKE
                               CMS ENERGY   PANHANDLE         AND          ENERGY      ACQUISITION    FINANCING
                               HISTORICAL   HISTORICAL    REALIGNMENT    ACTIVITIES    ADJUSTMENTS   TRANSACTIONS
                               ----------   ----------   -------------   -----------   -----------   ------------
Operating revenue............    $6,103        $133           $--           $ (3)(b)       $(2)(g)       $ --
Operating expenses Operations
 and maintenance.............     4,342          43            (1)(a)          4(c)
 Depreciation and
 amortization................       595          14            (1)(a)         (1)(d)         2(h)
 Property and other taxes....       254           7            --             --
                                 ------        ----           ---           ----           ---           ----
                                  5,191          64            (2)             3             2             --
                                 ------        ----           ---           ----           ---           ----
Pretax operating income......       912          69             2             (6)           (4)            --
Other income (deductions)....        10           5
Fixed charges................       581          19             2            (13)(e)                       48(j)
                                                                                                           (9)(k)
Income before income taxes...       341          55            --              7            (4)           (39)
Income taxes.................        64          21            --              2(f)         (1)(i)        (13)(l)
                                 ------        ----           ---           ----           ---           ----
Consolidated net income......    $  277        $ 34           $--           $  5           $(3)          $(26)
                                 ======        ====           ===           ====           ===           ====
Basic earnings per average
 common share
 CMS Energy..................    $ 2.18(o)
                                 ======
 Class G.....................    $ 4.21(o)
                                 ======
Diluted earnings per average
 common share
 CMS Energy..................    $ 2.17(o)
                                 ======
 Class G.....................    $ 4.21(o)
                                 ======
Average common shares
 outstanding CMS Energy......       110
                                 ======
 Class G.....................         9(o)
                                 ======


                                PRO FORMA ACQUISITION
                               ------------------------

                                                 CMS
                               INTERCOMPANY    ENERGY
                               ELIMINATIONS   PRO FORMA
                               ------------   ---------
Operating revenue............      $ (4)(n)    $6,216
                                    (11)(m)
Operating expenses Operations
 and maintenance.............        (2)(n)     4,375
                                    (11)(m)
 Depreciation and
 amortization................        (1)(n)       608
 Property and other taxes....                     261
                                   ----        ------
                                    (14)        5,244
                                   ----        ------
Pretax operating income......        (1)          972
Other income (deductions)....                      15
Fixed charges................                     628
Income before income taxes...        (1)          359
Income taxes.................        (1)           72
                                   ----        ------
Consolidated net income......      $ --        $  287
                                   ====        ======
Basic earnings per average
 common share
 CMS Energy..................                  $ 2.27(o)
                                               ======
 Class G.....................                  $ 4.21(o)
                                               ======
Diluted earnings per average
 common share
 CMS Energy..................                  $ 2.26(o)
                                               ======
 Class G.....................                  $ 4.21(o)
                                               ======
Average common shares
 outstanding CMS Energy......                     110
                                               ======
 Class G.....................                       9(o)
                                               ======

See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999

RESTRUCTURING AND REALIGNMENT:

(a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

(b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

(d) To reflect the elimination of deprecation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

(f) To reflect the income tax expense effects of the pro forma adjustments (b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

(g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

(h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

(i)  To reflect the income tax expense effects of pro forma adjustment (g) and
     (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

(j) To reflect the increase of interest expense relating to the issuance of $800 million of Panhandle senior notes with a weighted average interest rate of 6.8% and $1.1 billion of CMS Energy senior notes and trust preferred securities with a weighted average interest rate of 7.5%.

(k) To reflect the elimination of interest expense incurred in connection with the utilization of bridge financing facilities.

(l)  To reflect the income tax expense effects of pro forma adjustment (j) and
     (k) at an estimated rate of 35%.

INTERCOMPANY ELIMINATIONS:

(m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

(n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

OTHER:

(o) Reflects Class G common stock as outstanding from January 1, 1999 to October 25, 1999. Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G common stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $0.26 and $0.25, respectively, and Class G's basic and diluted earnings per share were increased $3.31.

                             CMS ENERGY CORPORATION

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              PANHANDLE COMPANIES
                                           PRE-ACQUISITION PRO FORMA                           PRO FORMA ACQUISITION
                                    ----------------------------------------   -----------------------------------------------------
                                                                 ELIMINATION
                                                 RESTRUCTURING     OF DUKE                                                    CMS
                       CMS ENERGY   PANHANDLE         AND          ENERGY      ACQUISITION    FINANCING     INTERCOMPANY    ENERGY
                       HISTORICAL   HISTORICAL    REALIGNMENT    ACTIVITIES    ADJUSTMENTS   TRANSACTIONS   ELIMINATIONS   PRO FORMA
                       ----------   ----------   -------------   -----------   -----------   ------------   ------------   ---------
Operating revenue....    $2,869        $133           $--           $ (3)(b)       $(2)(g)       $ --           $ (4)(n)    $2,982
                                                                                                                 (11)(m)
Operating expenses
 Operations and
 maintenance.........     1,979          43            (1)(a)          4(c)                                       (2)(n)     2,012
                                                                                                                 (11)(m)
 Depreciation and
 amortization........       288          14            (1)(a)         (1)(d)         2(h)                         (1)(n)       301
 Property and other
 taxes...............       126           7            --             --                                                       133
                         ------        ----           ---           ----           ---           ----           ----        ------
                          2,393          64            (2)             3             2             --            (14)        2,446
                         ------        ----           ---           ----           ---           ----           ----        ------
Pretax operating
 income..............       476          69             2             (6)           (4)            --             (1)          536
Other income
 (deductions)........        17           5                                                                                     22
Fixed charges........       253          19             2            (13)(e)                       (9)(k)                      300
                                                                                                   48(j)
Income before income
 taxes...............       240          55            --              7            (4)           (39)            (1)          258
Income taxes.........        67          21            --              2(f)         (1)(i)        (14)(l)         (1)           74
                         ------        ----           ---           ----           ---           ----           ----        ------
Consolidated net
 income..............    $  173        $ 34           $--           $  5           $(3)          $(25)          $ --        $  184
                         ======        ====           ===           ====           ===           ====           ====        ======
Basic earnings per
 average common share
 CMS Energy..........    $ 1.50                                                                                             $ 1.59
                         ======                                                                                             ======
 Class G.............    $ 1.28                                                                                             $ 1.28
                         ======                                                                                             ======
Diluted earnings per
 average common share
 CMS Energy..........    $ 1.48                                                                                             $ 1.57
                         ======                                                                                             ======
 Class G.............    $ 1.28                                                                                             $ 1.28
                         ======                                                                                             ======
Average common shares
 outstanding CMS
 Energy..............       108                                                                                                108
                         ======                                                                                             ======
 Class G.............         9                                                                                                  9
                         ======                                                                                             ======

See accompanying Notes to Unaudited Pro Forma Combined Income Statement.

                             CMS ENERGY CORPORATION

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

RESTRUCTURING AND REALIGNMENT:

(a) To reflect the results of operations of Panhandle Storage Company and Trunkline LNG Company, both acquired by CMS Energy, and the transfer of Panhandle's interest in Northern Border Partners LP and certain non-operating assets to other subsidiaries of Duke Energy under the provisions of the Stock Purchase Agreement.

ELIMINATION OF DUKE ENERGY ACTIVITIES:

(b) To reflect the elimination of rental income earned by Panhandle on an office building, which was transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(c) To reflect the elimination of pension income recognized by Panhandle on the overfunded pension plans of Duke Energy. Under the provisions of the Stock Purchase Agreement, Duke Energy transferred to CMS Energy an amount of pension assets equivalent to the Panhandle Companies' liabilities assumed by CMS Energy.

(d) To reflect the elimination of deprecation associated with an office building and certain other assets, which were transferred to Duke Energy under the provisions of the Stock Purchase Agreement.

(e) To reflect a reduction in interest expense relating to the settlement of certain short-term notes payable to Duke Energy under the provisions of the Stock Purchase Agreement.

(f) To reflect the income tax expense effects of the pro forma adjustments (b) through (e) at an estimated rate of 35%.

ACQUISITION ADJUSTMENTS:

(g) To reflect the elimination of non-cash amortization of deferred credits associated with a Trunkline LNG Company rate settlement.

(h) To reflect depreciation expense on the fair value of property, plant and equipment prospectively depreciated over a revised estimated average remaining life of 40 years. Also reflects amortization expense over a 40-year period of the estimated goodwill recognized in the Acquisition.

(i)  To reflect the income tax expense effects of pro forma adjustment (g) and
     (h) at an estimated rate of 35%.

FINANCING TRANSACTIONS:

(j) To reflect the increase of interest expense relating to the issuance of $800 million of Panhandle senior notes with a weighted average interest rate of 6.8% and $1.1 billion of CMS Energy senior notes and trust preferred securities with a weighted average interest rate of 7.5%.

(k) To reflect the elimination of interest expense incurred in connection with the utilization of bridge financing facilities.

(l)  To reflect the income tax expense effects of pro forma adjustments (j) and
     (k)at an estimated rate of 35%.

INTERCOMPANY ELIMINATIONS:

(m) To reflect the elimination of intercompany transactions between CMS Energy and the Panhandle Companies.

(n) To eliminate three days of activity subsequent to the acquisition which is included in CMS Energy historical amounts.

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                              CLASS G COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST II
                              CMS ENERGY TRUST III
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $1,500,000,000

                            ------------------------

We may offer, from time to time:

     (i) shares of CMS Energy Common Stock,
     (ii) shares of Class G Common Stock,
     (iii) unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,
     (iv) stock purchase contracts to purchase CMS Energy Common Stock,
     (v) stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and
     (vi) Guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts II and III.

For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

CMS Energy Trust II and CMS Energy Trust III, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust II and CMS Energy Trust III in amounts, at prices and on terms to be determined at or prior to the time of sale.

We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

CMS Energy Common Stock and Class G Common Stock are traded on the New York Stock Exchange under the symbol "CMS". CMS Energy Common Stock and Class G Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

                   The date of this prospectus is May 7, 1999

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "COMMISSION"). Information, as of particular dates, concerning CMS Energy's directors and officers, their remuneration, the principal holders of CMS Energy's securities and any material interest of such persons in transactions with CMS Energy is disclosed in proxy statements distributed to shareholders of CMS Energy and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CMS Energy. The outstanding shares of CMS Energy Common Stock and Class G Common Stock are listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Trusts have been included herein. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "CMS Energy Trusts". Further, CMS Energy believes that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since CMS Energy will guarantee the Trust Preferred Securities such that the holders of the Trust Preferred

Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Description of Securities -- The Guarantees." In future filings under the Exchange Act, an audited footnote to CMS Energy's annual financial statements will state that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by CMS Energy (File No. 1-9513) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and shall be deemed to be a part hereof:

     (1) CMS Energy's Registration Statement on Form 8-B/A dated November 21, 1996;

     (2) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1998; and

     (3) CMS Energy's Current Reports on Form 8-K filed January 20 and April 6, 1999.

     All documents subsequently filed by CMS Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this prospectus (the "OFFERING") shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "INCORPORATED DOCUMENTS"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     CMS Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CMS Energy at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone:
(313) 436-9200.

     Certain information contained in this prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents;

accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                             CMS ENERGY CORPORATION

     CMS Energy Corporation, a Michigan corporation ("CMS ENERGY") incorporated in 1987, is the parent holding company of Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers, a combination electric and gas utility company serving all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, services and trading; (iv) storage, transmission and processing of natural gas; and (v) international energy distribution.

     CMS Energy conducts its principal operations through the following six business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; and (vi) storage, transmission and processing of natural gas. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations. CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     CMS Energy's 1998 consolidated operating revenue was $5.1 billion. This consolidated operating revenue was derived from its electric utility operations (approximately 51%), its gas utility operations (approximately 21%), marketing, services and trading (approximately 18%), independent power production and other non-utility activities (approximately 6%), gas transmission, storage and processing activities (approximately 3%), and oil and gas exploration and production activities (approximately 1%). Consumers' consolidated operations in the electric and gas utility businesses account for the majority of CMS Energy's total assets, revenue and income. The unconsolidated share of non-utility independent power production, gas transmission and storage, marketing services and trading, and international energy distribution revenue for 1998 was $1.317 billion.

     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products industries and a diversified group of other industries. Consumers' 1998 consolidated operating revenue of $3.7 billion was derived approximately 70% from its electric utility business, approximately 29% from its gas utility business and approximately 1% from its non-utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission (the "MPSC") and the Federal Energy Regulatory Commission. Consumers' nuclear operations are subject to the jurisdiction of the Nuclear Regulatory Commission.

     CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or businesses both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     The foregoing information concerning CMS Energy and it subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference" and "Available Information" above.

     The address of the principal executive offices of CMS Energy is Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126. Its telephone number is (313) 436-9200.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PANHANDLE COMPANIES

     On March 29, 1999 we acquired from Duke Energy Corporation all of the outstanding common stock of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company, as well as its affiliates, Panhandle Storage Company and Trunkline LNG Company ("TRUNKLINE LNG" and, collectively, the "PANHANDLE COMPANIES"). We paid $1.9 billion in cash to Duke Energy Corporation and assumed approximately $300 million of existing Panhandle debt.

     The Panhandle Companies are primarily engaged in the interstate transmission and storage of natural gas. The Panhandle Companies operate one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle's transmission system consists of four large-diameter parallel pipelines and extends approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana and Ohio into Michigan. Panhandle's system connects with the Trunkline system at Tuscola, Illinois.

     Trunkline's transmission system consists principally of three large-diameter parallel pipelines extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Trunkline also owns and operates two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Panhandle's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include six utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee. Transportation service for Consumers accounted for approximately 10% of the combined revenue of the Panhandle Companies.

     The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working gas storage capacity of 70 billion cubic feet.

     Trunkline LNG owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     The rates and operations of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

     We used approximately $600 million in bridge financing, $500 million in revolving credit loans and $800 million of senior unsecured notes issued by CMS Panhandle Holding Company to fund the cash portion of the purchase price for the acquisition of the Panhandle Companies. We expect to complete permanent financing of the acquisition with existing arrangements and the sale of approximately $600 million of our common stock and/or other securities.

     Please refer to our Forms 8-K filed January 20 and April 6, 1999 for further information concerning this transaction.

                               CMS ENERGY TRUSTS

     CMS Energy Trust II and CMS Energy Trust III are statutory business trusts formed under the Delaware Business Trust Act (the "TRUST ACT") (each, a "TRUST" and collectively, the "TRUSTS") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS TRUSTEES"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "TRUST AGREEMENT") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TRUST INDENTURE ACT"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "COMMON SECURITIES" and, together with the Trust Preferred Securities, the "TRUST SECURITIES") in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. Each Trust exists for the exclusive purposes of: (i) issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein).

Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "ADMINISTRATIVE TRUSTEES") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "PROPERTY TRUSTEE"). Initially, either The Bank of New York, a New York banking corporation, or NBD Bank, a Michigan banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or NBD Bank will also act as trustee (each a "GUARANTEE TRUSTEE" and collectively the "GUARANTEE TRUSTEES"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of Securities -- The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "PROPERTY ACCOUNT") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, Fairlane Plaza South, 330 Town Center Drive, Suite 1100, Dearborn, Michigan 48126-2712.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, CMS Energy will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Class G Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1993 through 1998, are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1998    1997    1996    1995    1994    1993
                                                ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges..........    1.59    1.78    1.96    1.90    2.07    1.75
Ratio of earnings to fixed charges and
  preferred stock dividends.................    1.43    1.59    1.75    1.74    1.88    1.68

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS ENERGY COMMON STOCK"), shares of Class G Common Stock, no par value ("CLASS G COMMON STOCK"), unsecured senior debt securities (the "SENIOR DEBENTURES") and unsecured subordinated debt securities (the "SUBORDINATED DEBENTURES") (individually a "DEBT SECURITY" and collectively the "DEBT SECURITIES") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "STOCK PURCHASE CONTRACTS") to purchase CMS Energy Common Stock, Stock Purchase Units (the "STOCK PURCHASE UNITS"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "GUARANTEE" and collectively "GUARANTEES") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "TRUST PREFERRED SECURITIES") representing preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "OFFERED SECURITIES"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock or Class G Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof;
(iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock and Class G Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the

Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by express reference to the Registration Statement on Form 8-B/A, which is incorporated into this prospectus by reference. See "Incorporation of Certain Documents by Reference" herein.

     The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common, and 10 million shares of CMS Energy Preferred Stock, $.01 par value ("PREFERRED STOCK"). The CMS Energy Common Stock and the Class G Common Stock are sometimes together referred to herein as the "Common Stock."

COMMON STOCK

     The Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, have been attributed to the "CONSUMERS GAS GROUP"). The CMS Energy Common Stock is intended to reflect the performance of all businesses of CMS Energy and its subsidiaries, including the businesses of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of Class G Common Stock.

DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the CMS Energy Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock, and other factors. Dividends are payable out of the assets of CMS Energy legally available therefore, including the Available Class G Dividend Amount (as defined in the Articles of Incorporation).

     Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, CMS Energy as a whole. Dividends are payable out of the lesser of (i) the assets of CMS Energy legally available therefor and (ii) the Available Class G Dividend Amount. Although the Available Class G Dividend Amount is intended to reflect the amount available for dividends to holders of outstanding Class G Common Stock, it is also legally available for dividends to holders of CMS Energy Common Stock.

     CMS Energy, in the sole discretion of its Board of Directors could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends, including dividends on CMS Energy Common Stock and Class G Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends,

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

loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on Common Stock may be subject to the rights of the holders, if any, of the CMS Energy Preferred Stock.

     There are restrictions on CMS Energy's ability to pay dividends contained in certain revolving credit and term loan agreements, the indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, and the indenture dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee. A discussion of specific restrictions on CMS Energy's ability to pay dividends will be set forth in an accompanying prospectus supplement pursuant to which convertible Senior Debentures, Subordinated Debentures, convertible Trust Preferred Securities, Stock Purchase Contracts, Stock Purchase Units, CMS Energy Common Stock or Class G Common Stock are offered.

VOTING RIGHTS

     The holders of CMS Energy Common Stock vote with the holders of Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class (except pursuant to Section 303 of the Michigan Business Corporation Act, which, under certain circumstances, would enable the Board of Directors to increase the number of authorized shares to satisfy the exchange features of the Common Stock described below) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other

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

entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock and Class G Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of CMS Energy remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock relative to Class G Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights of either class of Common Stock. For example, in case CMS Energy were to effect a two-for-one split of Class G Common Stock, the per share liquidation rights of CMS Energy Common Stock would be multiplied by two in order to avoid dilution in the aggregate liquidation rights of holders of CMS Energy Common Stock and each post-split share of Class G Common Stock would have one-half of a vote on matters voted upon by the Shareholders.

EXCHANGES

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock but do provide that Class G Common Stock may be exchanged for CMS Energy Common Stock as described in the Registration Statement on Form 8-B/A incorporated by reference herein. CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of CMS Energy Common Stock.

     CMS Energy may exchange the Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. If CMS Energy transfers all or substantially all of the properties and assets attributed to the Consumers Gas Group, CMS Energy is required, subject to certain exceptions and conditions, to exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value (defined in the Articles of Incorporation) equal to 110% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy may, in the sole discretion of the Board of Directors, at any time, exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock and Class G Common Stock are transferable at Consumers Energy Company, 212 W. Michigan Avenue, Jackson, MI 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock and Class G Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the "MORTGAGE INDENTURE") and its Articles of Incorporation ("ARTICLES"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

     Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers, and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' Indenture dated January 1, 1996, between Consumers and Bank of New York as Trustee ("INDENTURE"), and certain Preferred Securities Guarantees by Consumers dated January 23, 1996 and September 11, 1997 (collectively the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Preferred Securities of Consumers Power Company Financing 1 and the 8.20% Trust Securities of Consumers Energy Financing II (collectively the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if: (i) there shall have occurred any event that would constitute an event of default under the Indenture or the

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

trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees, or (iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Indenture, at any time for up to 20 consecutive quarters provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "INDENTURE" and collectively as the "INDENTURES."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be NBD Bank and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS

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

Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

     - any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of NBD Bank, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

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

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture; and

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to

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

waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

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

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

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

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "SENIOR INDEBTEDNESS" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "SENIOR INDEBTEDNESS" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

     The subordinated debt indenture does not limit the total amount of Senior Indebtedness that may be issued. As of December 31, 1998, Senior Indebtedness of CMS Energy totaled approximately $2.766 billion.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding,
(v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; and

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under (vi) or (vii) above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

TRUST PREFERRED SECURITIES

  GENERAL

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the prospectus supplement relating thereto. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the Trust Trustees pursuant thereto. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including: (i) the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust; (ii) the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however that distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding; (iii) whether holders can convert the Trust Preferred Securities into shares of CMS Energy Common Stock; (iv) whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest); (v) the amount of any liquidation preference; (vi) the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash; (viii) the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below); (ix) the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed; (x) the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and (xi) any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trust, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or NBD Bank, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "GUARANTEE PAYMENTS"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the Trust, the Trust will not be able to pay distributions on the Trust Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore J. Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, CMS Energy and/or the Trusts will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts or through agents designated by CMS Energy and/or the Trusts from time to time. Any agent involved in the offer or sale of the Offered Securities of which this prospectus is delivered will be named, and any commissions payable by CMS Energy and/or the Trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock and the Class G Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market marker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trust to indemnification by CMS Energy and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trust in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in

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accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("REMARKETING FIRMS"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

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